EXHIBIT 99.1

PENTAIR, INC. NEWS RELEASE

May 8, 1995


PENTAIR TO SELL NIAGARA PAPER AND ITS SHARE
OF LSPI TO CONSOLIDATED PAPERS, PERMITTING
FULL FOCUS
ON INDUSTRIAL GROWTH STRATEGY


ST. PAUL, MINNESOTA - - May 8, 1995 - - Pentair, Inc.
(NASDAQ/NMS:PNTA) , which in April sold its Cross
Pointe Paper
subsidiary to Noranda Forest, Inc., announced today it has signed a definitive agreement to sell its remaining paper assets to
Consolidated Papers, Inc. (CPI) of Wisconsin Rapids,
Wisconsin, for approximately $103 million, plus assumed debt and lease obligations. These businesses include Niagara of Wisconsin Paper Corporation, Pentair's 50% share of
Lake Superior Paper
Industries (LSPI) joint venture and its 12% share of Superior Recycled Fiber Industries (SRFI). Pentair's partner in the LSPI joint venture, Minnesota Power of Duluth, Minnesota, also is selling its shares of the LSPI and SRFI businesses to CPI.
The transaction
is expected to close in late June 1995, subject to regulatory clearance and further due diligence.

Winslow H. Buxton, Pentair chairman and chief executive officer, stated, "With the completion of this sale, Pentair will be able to devote its full financial and managerial resources to the implementation of its industrial growth strategy, including the internal development of existing business as well as a substantial acquisition program targeting new industrial businesses."

Buxton added, "We believe Pentair has a very exciting future as a diversified industrial company, based on demonstrated ability to build our businesses into growth leaders."

Pentair's industrial products businesses represented
$1,261.7 million, or 77 percent, of the company's 1994
sales and $125.5
million, or 90 percent, of 1994 operating income. First quarter 1995 sales for Pentair's industrial segments increased 13 percent, while earnings increased 28 percent over the same period in 1994. Sales of the industrial segments have grown at an average annual rate of 23 percent over the last decade, while their combined operating income growth has averaged 27 percent annually over the same period.

Niagara of Wisconsin is a leading manufacturer of coated groundwood publication papers, including recycled-fiber and chlorine-free papers. The company employs about
600 people at the Niagara, Wisconsin, mill and at sales offices in Illinois and
Connecticut.

The LSPI joint venture manufacturers supercalendered paper and employs about 330 people at the Duluth, Minnesota, mill site and at sales offices in Illinois. The company was launched as a greenfield project in 1985 by Pentair and Minnesota Power. LSPI also operates SRFI, which started up in 1993, and recycles pulp from post-consumer wastepaper at a site adjacent to LSPI.

"Niagara and LSPI are excellent businesses that have performed well during their time with Pentair," Buxton said. "Their excellent product lines, sound management teams and dedicated, talented employees have played important roles in the growth and development of Pentair. We anticipate that opportunities for all stakeholders will continue under the ownership and leadership of
CPI."

Pentair is a St. Paul, Minnesota-based company with 1994 sales of $1.6 billion. Pentair's 10 remaining domestic and international businesses employ approximately 9,700 people. Products manufactured by Pentair businesses include electrical and electronics enclosures; woodworking equipment; power tools;
sporting ammunition; automotive service equipment;
industrial lubrication
systems and material dispensing equipment; pumps; and publication papers.